Exhibit 10.3

AMENDED AND RESTATED

BAY-VANGUARD FEDERAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THIS AGREEMENT, originally entered into the 12th day of January, 2005 (the “Agreement”), by and between BAY-VANGUARD FEDERAL SAVINGS BANK, a federally-chartered savings bank (the “Bank”), and CAROLYN M. MROZ (“Executive”), is amended and restated in its entirety as of December 18, 2008. References to the “Company” herein shall mean BV FINANCIAL, INC., a federally-chartered corporation and the Bank holding company.

W I T N E S S E T H

WHEREAS, Executive serves in a position of substantial responsibility;

WHEREAS, the Bank wants to continue to assure Executive’s continued employment for the term of this Agreement;

WHEREAS, Executive desires to continue to remain employed by the Bank during the term of this Agreement; and

WHEREAS, the parties desire to amend and restate the Agreement in order to bring it into compliance with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1. Employment. The Bank will employ Executive as President and Chief Executive Officer. Executive will perform all duties and shall have all powers commonly incident to the offices of President and Chief Executive Officer or which, consistent with those offices, the board of directors of the Bank delegates to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary of the Bank and to carry out the duties and responsibilities reasonably appropriate to that position.

2. Location and Facilities. The Bank will furnish Executive with the working facilities and staff customary for the positions of the President and Chief Executive Officer. The Bank will locate the office and staff of Executive at the principal administrative offices of the Bank.

3. Term.

(a) The term of this Agreement shall include (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on January 12, 2011, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

(b) Commencing on July 1, 2009 (the “Renewal Date”), and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Bank may extend the term of this Agreement for an additional year so that the remaining term of the Agreement again becomes thirty-six (36) months (from the Renewal Date), unless Executive elects not to extend the term of this Agreement by giving written notice of her intentions in accordance with Section 20 of this Agreement. Each year, the Board of Directors of the Bank (the “Board”) will review Executive’s performance for purposes of determining whether to extend the term of this Agreement and will include the rationale and results of its review in the minutes of its meeting. Executive shall receive notice as soon as possible after such review as to whether the Agreement will be extended for an additional year.

4. Base Compensation.

(a) The Bank agrees to pay the Executive an annual base salary of $151,980, payable in accordance with the customary payroll practices of the Bank.

(b) Each year, the Board will review the level of Executive’s base salary, based upon factors they deem relevant, in order to determine whether to maintain or increase Executive’s base salary.

5. Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs the Bank may sponsor or award from time to time to other senior management employees.

6. Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, other retirement and stock-based compensation plans and other programs and arrangements that the Bank may sponsor or maintain for the benefit of its employees. Executive will also be reimbursed for all out-of-pocket expenses associated with Executive’s annual medical physical.

7. Vacation and Leave.

(a) Executive may take vacation and other leave in accordance with the Bank’s policy for senior executives or otherwise as approved by the Board.

(b) In addition to paid vacations and other leave, the Board may grant Executive a leave of absence, with or without pay, at such time or times and upon such terms and conditions as the Board may determine in its discretion.

8. Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with her services under this Agreement. Executive must substantiate the payment of all expenses in accordance with applicable policies of the Bank.

9. Automobile Allowance, Cellular Phone and Conference Attendance. During the term of this Agreement, the Bank will reimburse Executive for all costs associated with the business use of any automobile. Executive agrees to comply with reasonable reporting and expense limitations on the use of any automobile as may be established by the Bank from time to time, and the Bank will include any amount of income attributable to Executive’s personal use of an automobile on Executive’s Forms W-2. The Bank will also provide Executive with a cellular phone and will pay (or reimburse Executive) for all reasonable expenses related to the business use of such phone. In addition to the foregoing, Executive and his or her spouse, will be entitled to attend such conferences as may be approved by the Board of Directors of the Bank from time to time.

10. Loyalty and Confidentiality.

(a) During the term of this Agreement, Executive shall: (i) devote all her business time, attention, skill, and efforts to the faithful performance of her duties as President and Chief Executive Officer of the Bank; provided, however, that from time to time, Executive may serve on the board of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or the Company or any of their affiliates, and that will not unfavorably affect the performance of

Executive’s employment duties, and that will not violate any applicable statute or regulation. Executive shall not engage in any business or activity contrary to the business affairs or interests of the Bank or the Company.

(b) Nothing contained in this Agreement prevents or limits Executive’s right to invest in the capital stock or other securities of any business dissimilar from that of the Bank or the Company, or, solely as a passive, minority investor, in any business.

(c) Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Bank and Company; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or the Company which she gains or of which she becomes aware during the course of her employment with the Bank. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, she will not disclose to any person or entity, either during or subsequent to her employment, any of the above-mentioned information not generally known to the public, nor shall she use the information in any way other than for the benefit of the Bank.

11. Termination and Termination Pay. Subject to Section 12 of this Agreement, Executive or the Bank may terminate Executive’s employment under the following circumstances:

(a) Death. Executive’s employment under this Agreement shall terminate upon her death during the term of this Agreement, in which event Executive’s estate shall receive the compensation due to Executive through the last day of the calendar month in which her death occurred.

(b) Retirement. This Agreement shall terminate upon Executive’s retirement under the retirement benefit plan or plans in which she participates pursuant to Section 6 of this Agreement or otherwise. Notwithstanding the foregoing, in the event the Executive retires on or after the attainment of age 65, the Bank will provide the Executive with medical coverage for five (5) years following her retirement date.

(c) Disability.

(i)	The Board or Executive may terminate Executive’s employment after having determined Executive has suffered a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform her duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such benefits exist, that impairs Executive’s ability to substantially perform her duties under this Agreement for a period of at least one hundred eighty (180) consecutive days). The Board, in good faith, shall determine whether or not Executive becomes and continues to be permanently disabled for purposes of this Agreement, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

(ii)

In the event of her Disability, Executive shall no longer be obligated to perform services under this Agreement. The Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s weekly rate of base salary in effect as of the date of her termination of employment due to Disability. The Bank will make Disability payments on a monthly basis commencing on the first day of the month following the effective date of Executive’s termination of employment due to Disability and ending on the earlier of: (A) the date she returns to full-time employment at the Bank in the same capacity as she was employed prior to her termination for Disability; (B) her death; (C) her attainment of age 65; or (D) the date the Agreement would have expired had Executive’s employment not terminated by reason of Disability. The Bank will reduce Disability pay otherwise due to Executive under this provision by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Executive’s Disability, the Bank shall continue to provide Executive and her dependents, to the greatest extent possible, all benefits (including, without limitation, benefits under retirement plans and medical, dental and life insurance plans) provided to Executive and her dependents prior to her Disability, on the same terms as if Executive remained actively employed by the Bank.

(d) Termination for Cause.

(i)	The board of directors of the Bank may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate Executive’s employment at any time, for “Cause”. Executive shall have no rights to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform duties under this Agreement;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(7)	Material breach by Executive of any provision of this Agreement.

(ii)	Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the board, at a meeting of the board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the board with counsel), Executive was guilty of the conduct described above and specifying the particulars of her conduct.

(e) Voluntary Termination by Executive. In addition to her other rights to terminate employment under this Agreement, Executive may voluntarily terminate employment during the term of this

Agreement upon at least sixty (60) days prior written notice to the board. Upon Executive’s voluntary termination, Executive will receive only her compensation, vested rights and employee benefits up to the date of her termination.

(f) Without Cause or With Good Reason.

(i)	In addition to termination pursuant to Sections 11(a) through 11(e), the Board, may, upon providing written notice to Executive, immediately terminate her employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, upon providing written notice to the Board, terminate her employment under this Agreement for “Good Reason” as defined below (a termination “With Good Reason”).

(ii)	Subject to Section 12 of this Agreement, in the event of her termination of employment under this Section 11(f), Executive shall receive her base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of her termination. Executive shall also receive, for the remaining term of the Agreement, the benefits she would have received under any retirement programs (whether tax-qualified or non-qualified) in which she participated prior to her termination (with the amount of benefits determined by reference to the benefits Executive received or which the Bank accrued on her behalf during the twelve (12) months preceding her termination). Executive shall also continue to participate in any health (including medical and dental), life, disability or similar insurance coverage or benefit plans for the remaining term of the Agreement, upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.

(iii)	For the purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(1)	The assignment to Executive of duties that constitute a material diminution of her authority, duties, or responsibilities (including reporting requirements);

(2)	A material diminution in Executive’s Base Salary;

(3)	Relocation of Executive to a location outside a radius of 25 miles of the Bank’s Baltimore, Maryland office; or

(4)	Any other action or inaction by the Bank that constitutes a material breach of this Agreement;

provided, that within ninety (90) days after the initial existence of such event, the Bank shall be given notice and an opportunity, not less than thirty (30) days, to effectuate a cure for such asserted “Good Reason” by Executive. Executive’s resignation hereunder for Good Reason shall not occur later than one hundred fifty (150) days following the initial date on which the event Executive claims constitutes Good Reason occurred.

(g) Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything in this Agreement to the contrary, following Executive’s termination of employment pursuant to Section 11(f):

(1)	Executive’s obligations under Section 10(c) of this Agreement will continue in effect; and

(2)	During the period ending on the first anniversary of Executive’s termination, Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank from any office within thirty-five (35) miles from the main office or any branch of the Bank and, further, Executive shall not interfere with the relationship of the Bank with any of its employees, agents, or representatives.

12. Termination in Connection with a Change in Control.

(a) Definition of Change in Control. For purposes of this Agreement, a Change in Control means any of the following events:

(1)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and, as a result, persons who were stockholders of the Company immediately before the merger or consolidation hold less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation.

(2)	Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3)

Change in Board Composition: If, during any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (d), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the two-year period; or

(4)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

(b) Termination. If, within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment Without Cause, or (ii) Executive voluntarily terminates her employment With Good Reason, the Bank shall, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to her equal to 2.99 times Executive’s average Annual Compensation over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control. In determining Executive’s average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock awards or stock options, commissions, bonuses, retirement benefits, director or committee fees and fringe benefits paid to Executive or accrued or paid on Executive’s behalf during any applicable calendar year. Annual Compensation shall also include profit sharing, employee stock ownership plan and other retirement contributions or benefits, including those made to or accrued on behalf of Executive under any tax-qualified or non-qualified plan or arrangement (whether or not such amounts are taxable) during any applicable calendar year. The cash payment made under this Section 12(b) shall be made in lieu of any payment also required under Section 11(f) of this Agreement because of a termination of Executive’s employment; however, Executive’s rights under Section 11(f) are not otherwise affected by this Section 12.

Also, upon termination under this Section 12, Executive shall receive for a thirty-six (36) month period the benefits she would have received under any retirement programs (whether tax-qualified or non-qualified) in which she participated prior to her termination. The amount of these retirement benefits will be determined by reference to the benefits Executive received or which the Bank accrued on Executive’s behalf under the benefit programs during the twelve (12) months preceding the Change in Control. Executive will also continue to participate in any Bank-sponsored health (including medical and dental), life, disability or similar insurance coverage or benefit plans for a thirty-six (36) month period, under terms no less favorable than the most favorable terms provided to senior executives during such period.

(c) The provisions of this Section 12 and Sections 14 through 26, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two years following a Change in Control.

13. Indemnification and Liability Insurance.

(a) Indemnification. The Bank agrees to indemnify Executive (and her heirs, executors, and administrators) under this Agreement, and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which she becomes involved by reason of her service as a director or Executive of the Bank or any of its subsidiaries (whether or not Executive continues to serve as a director or Executive at the time of incurring the expenses or liabilities). Covered expenses and liabilities include, without limitation, judgments, court costs, attorneys’ fees and the costs of reasonable settlements (subject to Board approval), provided legal action is brought against Executive in her capacity as an Executive or director of the Bank or any of its subsidiaries. Indemnification for expenses shall not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 13(a) to the contrary, the Bank shall not be required to provide any indemnification otherwise prohibited by applicable law or regulation. The obligations of this Section 13(a) shall survive the term of this Agreement by a period of six (6) years.

(b) Insurance. During the period in which the Bank must indemnify Executive, the Bank, at its expense, will arrange for Executive’s coverage (and her heirs, executors, and administrators) under a directors’ and executives’ liability policy at least equivalent to the insurance coverage provided to directors and senior executives of the Bank.

14. Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, that Executive incurs in connection with her successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Bank take some action specified by this Agreement: as a result of court order; or otherwise following an initial failure by the Bank to pay such money or take such action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

15. Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The Bank’s independent public accountants shall determine any reduction in the payments and benefits to be made pursuant to Section 12, and the Bank shall pay for the accountant’s opinion with respect to such reduction. If the Bank and/or Executive do not agree with the accountant’s opinion, the Bank shall pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, which the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code. The Bank may also request, and Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such tax consequences. The Bank shall promptly prepare and file the request for a ruling from the IRS, but in no event shall the Bank make such filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request shall also be subject to the Executive’s approval prior to filing; Executive shall not unreasonably withhold her approval. The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12, below zero.

16. Injunctive Relief. Upon a breach or threatened breach of Section 11(g) of this Agreement or the prohibitions upon disclosure contained in Section 10(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties to this Agreement further agree that Executive, without limitation, may seek injunctive relief to enforce the Bank’s obligations under this Agreement.

17. Source of Payments.

(a) All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

(b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement in effect between Executive and the Company (the “Company Agreement”), such compensation payments and benefits paid by the Company will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Company Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank.

18. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank. Since the Bank has contracted for the unique and personal skills of Executive, Executive shall not assign or delegate her rights or duties hereunder without first obtaining the written consent of the Bank.

19. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no payment under this Agreement shall be offset or reduced by any compensation or benefits provided to Executive in any subsequent employment.

20. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at her home address as maintained in the records of the Bank.

21. No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated between them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any party who makes such an assertion in any judicial or administrative filing, hearing, or process shall have materially breached this Agreement upon making the assertion.

22. Amendments. No amendments or additions to this Agreement will bind the parties unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

23. Applicable Law. Except to the extent preempted by federal law, Maryland law shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.

25. Headings. Headings contained in this Agreement are for convenience of reference only.

26. Entire Agreement. This Agreement, together with any understanding or modifications agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

27. Required Provisions. In the event any of the foregoing provisions of this Section 27 are in conflict with the terms of this Agreement, this Section 27 shall prevail.

(a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 of this Agreement.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or her designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Sec. 1823(c); or (ii) by the Director of the OTS (or her designee) at the time the Director (or her designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Sec.1828(k) and 12 C.F.R. Sec. 545.121 and any rules and regulations promulgated thereunder.

28. Section 409A of the Code.

(a) This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with b. below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(b) If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 11(f)(ii) or 12(b) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 11(f)(ii) or 12(b) to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(c) If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 11(f)(ii) or 12(b) it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 11(f)(ii) or 12(b) would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 28(b) applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

(d) References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this amended and restated Agreement as of December 18, 2008.

Attest:	BV FINANCIAL, INC.
(as Guarantor)

/s/ Claudia L. Kraft	By:	/s/ Edmund T. Leonard

Attest:	BAY-VANGUARD FEDERAL SAVINGS BANK

/s/ Claudia L. Kraft	By:	/s/ Edmund T. Leonard

Attest:	EXECUTIVE

/s/ Daniel J. Gallagher, Jr.	By:	/s/ Carolyn M. Mroz
Carolyn M. Mroz